                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Chase Venture Capital Associates, LLC ("CVCA, LLC")(FN 1)
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   (Last)               (First)                 (Middle)

   c/o Chase Capital Partners
   380 Madison Avenue, 12th Floor
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                                    (Street)

   New York,            New York                10017
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   1/1/2000
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Diatide, Inc. ("DITI")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
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6. If Amendment, Date of Original (Month/Day/Year)

   09/23/97
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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Common Stock                             651,000                     D
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* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Warrants                     Immed.     9/23/07     Common Stock           130,769       $11.70         D
                                                                           (FN 2)
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Series A Convertible                                Common Stock           871,795         0.00 (FN 3)  D
Preferred Stock                                                            (FN 2)
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Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Venture Capital Associates, LLC ("CVCA, LLC") became the successor to Chase Venture Capital Associates, LP ("CVCA, LP"), (ii) CCP-SBIC Manager, LLC, a newly organized wholly-owned subsidiary of Chase Capital Partners ("CCP"), became the managing member of CVCA, LLC, and (iii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of CCP, became the non-managing member of CVCA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with CCP-SBIC Manager, LLC and Consolidating, the manager, by delegation, of CVCA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CVCA, LP. The internal reorganization changed CVCA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

(2) These securities are owned solely by CVCA, LLC.

(3) These securities are initially convertible into Common Stock at a ratio of 1:1, subject to adjustment, without the payment of additional consideration.



Chase Venture Capital Associates, LLC                          2/  /2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

By: Chase Capital Partners, as Manager

By:
   -------------------------------------------

Title:                              of Chase Capital Partners
      -----------------------------

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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                                                                                                 Title of
                                                                                                Derivative
                                                                                              Securities and
                                                                                             Title and Amount
                                                                                              of Securities
                                         Date of Event                         Title and        Underlying
 Name and Address of      Designated       Requiring    Issuer Name, Ticker    Amount of        Derivative
  Reporting Person        Reporter(1)      Statement     or Trading Symbol      Security        Securities
----------------------------------------------------------------------------------------------------------------
John R. Baron           Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt       Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Chris C. Behrens        Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin       Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Eric Green              Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 100
----------------------------------------------------------------------------------------------------------------
Michael R. Hannon       Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II Above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------
Donald J. Hofmann       Chase Venture      January 1,      Diatide, Inc.      Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
----------------------------------------------------------------------------------------------------------------

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                                        Ownership Form:                           Disclaims
 Name and Address of      Designated     Direct (D) or    Nature of Indirect      Pecuniary
  Reporting Person        Reporter(1)     Indirect (I)   Beneficial Ownership     Interest
------------------------------------------------------------------------------------------------
John R. Baron           Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Mitchell J. Blutt       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Chris C. Behrens        Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Arnold L. Chavkin       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Eric Green              Chase Venture          I         See Explanatory             Yes
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 100
------------------------------------------------------------------------------------------------
Michael R. Hannon       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Donald J. Hofmann       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Stephen P. Murray       Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor      Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
C/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Susan L. Segal          Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian     Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker       Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Stephen P. Murray       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
John M.B. O'Connor      Chase Venture          I         See Explanatory             No
C/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Susan L. Segal          Chase Venture          I         See Explanatory             Yes
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Shahan D. Soghikian     Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------
Jeffrey C. Walker       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Timothy J. Walsh        Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Richard D. Waters       Chase Venture          I         See Explanatory             Yes
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Damion E. Wicker        Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
CCP European            Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
Principals, LLC            Capital            2000            ("DITI")          651,000
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
Corporation                Capital            2000            ("DITI")          651,000
(f/k/a Chemical        Associates, LLC
Capital Corporation)
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
Corporation                Capital            2000            ("DITI")          651,000
270 Park Avenue        Associates, LLC
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
Partners                   Capital            2000            ("DITI")          651,000
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
Consolidating, LLC         Capital            2000            ("DITI")          651,000
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th  Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
David L. Ferguson       Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
CCP European            Chase Venture          I         See Explanatory             No
Principals, LLC            Capital                       Note 2 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP Principals, LLC     Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 2 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture           I        See Explanatory             No
Corporation                Capital                       Note 2 below
(f/k/a Chemical        Associates, LLC
Capital Corporation)
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
The Chase Manhattan     Chase Venture          I         See Explanatory             No
Corporation                Capital                       Note 3 below
270 Park Avenue        Associates, LLC
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------
Chase Capital           Chase Venture          I         See Explanatory             No
Partners                   Capital                       Note 4 below
380 Madison Avenue     Associates, LLC
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP-SBIC Manager, LLC   Chase Venture           I        See Explanatory             No
c/o Chase Capital          Capital                       Note 5 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP-CMC                 Chase Venture           I        See Explanatory             No
Consolidating, LLC         Capital                       Note 6 below
c/o Chase Capital      Associates, LLC
Partners
380 Madison Avenue
12th  Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
David L. Ferguson       Chase Venture          I         See Explanatory             No
c/o Chase Capital          Capital                       Note 7 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
c/o Flatiron Partners      Capital            2000            ("DITI")          651,000
257 Park Avenue South  Associates, LLC
12th Floor
New York, NY 10010
-------------------------------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
C/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------
Jonas Steinmann         Chase Venture      January 1,      Diatide, Inc.     Common Stock    See Table II above
C/o Chase Capital          Capital            2000            ("DITI")          651,000
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
I. Robert Greene        Chase Venture         I         See Explanatory             No
c/o Flatiron Partners      Capital                      Note 8 below
257 Park Avenue South  Associates, LLC
12th Floor
New York, NY 10010
-----------------------------------------------------------------------------------------------
Brian J. Richmand       Chase Venture         I         See Explanatory             No
C/o Chase Capital          Capital                      Note 9 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Jonas Steinmann         Chase Venture         I         See Explanatory             No
C/o Chase Capital          Capital                      Note 10 below
Partners               Associates, LLC
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of (a) CCP--SBIC Manager, LLC ("CCP-SBIC"), the sole managing member of CVCA, LLC and
(b) CCP-CMC Consolidating, LLC, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC, pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

3) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

4) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of
(a) CCP-SBIC, the sole managing member of CVCA, LLC and (b) CCP-CMC Consolidating, LLC, the non-managing member of CVCA, LLC. CCP is also the manager, by delegation, of CVCA, LLC pursuant to an advisory agreement with CCP-SBIC and Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CVCA, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole non-managing member of CVCA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CVCA, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until June 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC and the manager, by delegation, of CVCA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CVCA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of the two members of CVCA, LLC, and the manager, by delegation, of CVCA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CVCA, LLC.